Exhibit 10AAt

TRUST AGREEMENT

Between

TECH DATA CORPORATION

And

FIDELITY MANAGEMENT TRUST COMPANY

TECH DATA CORPORATION 401(k) SAVINGS PLAN TRUST

Effective August 1, 2003

TABLE OF CONTENTS

Section 1. Definitions

Section 2. Trust	7

Section 3. Exclusive Benefit and Reversion of Sponsor Contributions	7

Section 4. Disbursements	8

(a) Administrator-Directed Disbursements	8

(b) Participant Withdrawal Requests	8

(c) Limitations	8

Section 5. Investment of Trust	9

(a) Selection of Investment Options	9

(b) Available Investment Options	9

(c) Participant Direction	9

(d) Mutual Funds	10
(i) Execution of Purchases and Sales	10
(ii) Voting	10

(e) Sponsor Stock	11
(i) Acquisition Limit	11
(ii) Fiduciary Duty	12
(iii) Purchases and Sales of Sponsor Stock	12
(iv) Execution of Purchases and Sales of Units	13
(v) Securities Law Reports	14
(vi) Voting and Tender Offers	14
(vii) General	17
(viii) Conversion	17

(f) Participant Loans	17
(i) In General	17
(ii) Loans for the Purchase of a Primary Residence	18
(iii) Loans for Section 16 Officers	18

(g) BrokerageLink	18

(h) Trustee Powers	19

Section 6. Recordkeeping and Administrative Services to Be Performed	20

(a) General	20

(b) Accounts	20

(c) Inspection and Audit	21

(d) Notice of Plan Amendment	21

(e) Returns, Reports and Information	21

Section 7. Compensation and Expenses	22

Section 8. Directions and Indemnification	22

(a) Identity of Administrator and Named Fiduciary	22

(b) Directions from Administrator	22

(c) Directions from Named Fiduciary	23

(d) Co-Fiduciary Liability	23

(e) Indemnification	23

(f) Survival	24

Section 9. Resignation or Removal of Trustee and Termination	24

(a) Resignation and Removal	24

(b) Termination	24

(c) Notice Period	24

(d) Transition Assistance	25

(e) Failure to Appoint Successor	25

Section 10. Successor Trustee	25

(a) Appointment	25

(b) Acceptance	25

(c) Corporate Action	26

Section 11. Resignation, Removal, and Termination Notices	26

Section 12. Duration	26

Section 13. Amendment or Modification	26

Section 14. Electronic Services	27

Section 15. Assignment	28

Section 16. Force Majeure	28

Section 17. Confidentiality	29

Section 18. General	29

(a) Performance by Trustee, its Agents or Affiliates	29

(b) Entire Agreement	29

(c) Waiver	30

(d) Successors and Assigns	30

(e) Partial Invalidity	30

(f) Section Headings	30

Section 19. Governing Law	31

(a) Massachusetts Law Controls	31

(b) Trust Agreement Controls	31

Section 20. Plan Qualification	31

SCHEDULES	33
Schedule “A” – Administrative Services	33
Schedule “B” – Fee Schedule	37
Schedule “C” – Investment Options	39
Schedule “D” – Authorized Signers (Administrator)	40
Schedule “E” – Authorized Signers (Named Fiduciary)	42
Schedule “F” – Statement of Qualified Status	44
Schedule “G” – Exchange Guidelines	46
Schedule “H” – Operational Guidelines for Non-Fidelity Mutual Funds	49
Schedule “I” – Securities That May Be Purchased Under the BrokerageLink Option	51
Schedule “J” – BrokerageLink Administrative Procedures	52
Schedule “K” – Operating Procedures for Participant Loans for the Purchase of a Primary Residence	56
Schedule “L” – Form 5500 Service	57
Schedule “M” – Available Liquidity Procedures for Unitized Stock Fund	59

TRUST AGREEMENT, effective the first day of August, 2003, between the TECH DATA CORPORATION, a Florida corporation, having an office at 5350 Tech Data Drive, Clearwater, Florida 33760 (the “Sponsor”), and FIDELITY MANAGEMENT TRUST COMPANY, a Massachusetts trust company, having an office at 82 Devonshire Street, Boston, Massachusetts 02109 (the “Trustee”).

WITNESSETH:

WHEREAS, the Sponsor is the sponsor of the Tech Data Corporation 401(k) Savings Plan (the “Plan”); and

WHEREAS, the Sponsor wishes to establish a single trust to hold and invest assets of the Plan for the exclusive benefit of Participants, as defined herein, in the Plan and their beneficiaries; and

WHEREAS, the Trustee is willing to hold and invest the aforesaid Plan assets in trust among several investment options selected by the Named Fiduciary, as defined herein; and

WHEREAS, the Sponsor also wishes to have the Trustee perform certain ministerial recordkeeping and administrative functions under the Plan; and

WHEREAS, the Trustee is willing to perform recordkeeping and administrative services for the Plan if the services are ministerial in nature and are provided within a framework of plan provisions, guidelines and interpretations conveyed in writing to the Trustee by the Administrator (as defined herein).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

Section 1. Definitions.

The following terms as used in this Trust Agreement have the meaning indicated unless the context clearly requires otherwise:

(a) “Administrator”

“Administrator” shall mean Tech Data Corporation, identified in the Plan document as the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA).

(b) “Agreement”

“Agreement” shall mean this Trust Agreement, and the Schedules and Exhibits attached hereto, as the same may be amended and in effect from time to time.

(c) “Available Liquidity”

“Available Liquidity” shall mean the amount of short-term investments held in the Stock Fund decreased by any outgoing cash for expenses then due, payables for loan principal, and obligations for pending stock purchases, and increased by incoming cash (such as contributions, exchanges in, loan repayments) and to the extent credit is available and allocable to the Stock Fund, receivables for pending stock sales.

(d) “BrokerageLink”

“BrokerageLink” shall mean the Participant directed brokerage option offered under the plan.

(e) “BrokerageLink Core Account”

“BrokerageLink Core Account” shall mean the cash portion of a Participant’s BrokerageLink account in which all brokerage transactions are settled. In addition, all contributions and additional BrokerageLink investments are first deposited in a Participant’s core account.

(f) “Business Day”

“Business Day” shall mean each day the NYSE is open.

(g) “Closing Price”

“Closing Price” shall mean either (1) the closing price of the stock on the principal national securities exchange on which the Sponsor Stock is traded or, in the case of stocks traded over the counter, the last sale price of the day; or, if (1) is unavailable, (2) the latest available price as reported by the principal national securities exchange on which the Sponsor Stock is traded or, for an over the counter stock, the last bid price prior to the close of the New York Stock Exchange (generally 4:00 p.m. Eastern time).

(h) “Code”

“Code” shall mean the Internal Revenue Code of 1986, as it has been or may be amended from time to time.

(i) “Confidential Information”

“Confidential Information” shall mean (individually and collectively) proprietary information of the parties to this Trust Agreement, including but not limited to, their inventions, confidential information, know how, trade secrets, business affairs, prospect lists, product designs, product plans, business strategies, finances, fee structures, etc.

(j) “EDT”

“EDT” shall mean electronic data transfer.

(k) “Electronic Products”

“Electronic Products” shall mean software products made available via electronic media.

(l) “Electronic Services”

“Electronic Services” shall mean communications and services made available via electronic media.

(m) “ERISA”

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it has been or may be amended from time to time.

(n) “External Account Information”

“External Account Information” shall mean account information, including retirement savings account information, from third party websites or other websites maintained by Fidelity or its affiliates.

(o) “FAST”

“FAST” shall mean Fidelity Automated Service Telephone, the voice response system for retail fund customers to make transactions and inquiries.

(p) “FBSLLC”

“FBSLLC” shall mean Fidelity Brokerage Services LLC.

(q) “Fidelity Mutual Fund”

“Fidelity Mutual Fund” shall mean any investment company advised by Fidelity Management & Research Company or any of its affiliates.

(r) “FIFO”

“FIFO” shall mean First In First Out.

(s) “FIIOC”

“FIIOC” shall mean Fidelity Investments Institutional Operations Company, Inc.

(t) “In Good Order”

“In Good Order” shall mean in a state or condition acceptable to the Trustee in its sole discretion, which the Trustee determines is reasonably necessary for accurate execution of the intended transaction.

(u) “Losses”

“Losses” shall mean any and all loss, damage, penalty, liability, cost and expense, including without limitation, reasonable attorney’s fees and disbursements.

(v) “Mutual Fund”

“Mutual Fund” shall refer both to Fidelity Mutual Funds and Non-Fidelity Mutual Funds.

(w) “Named Fiduciary”

“Named Fiduciary” shall mean Tech Data Investment Committee, a named fiduciary of the Plan (within the meaning of section 402(a) of the ERISA).

(x) “NAV”

“NAV” shall mean Net Asset Value.

(y) “NFSLLC”

“NFSLLC” shall mean National Financial Services LLC.

(z) “Non-Fidelity Mutual Fund”

“Non-Fidelity Mutual Fund” shall mean certain investment companies not advised by Fidelity Management & Research Company or any of its affiliates.

(aa) “NYSE”

“NYSE” shall mean the New York Stock Exchange.

(bb) “Participant”

“Participant” shall mean, with respect to the Plan, any employee, former employee, or alternate payee with an account under the Plan, which has not yet been fully distributed and/or forfeited, and shall include the designated beneficiary(ies) with respect to the account of any deceased employee, former employee, or alternate payee until such account has been fully distributed and/or forfeited.

(cc) “Participant Recordkeeping Reconciliation Period”

“Participant Recordkeeping Reconciliation Period” shall mean the period beginning on the date of the initial transfer of assets to the Trust and ending on the date of the completion of the reconciliation of Participant records.

(dd) “PIN”

“PIN” shall mean personal identification number.

(ee) “Plan”

“Plan” shall mean the Tech Data Corporation 401(k) Savings Plan.

(ff) “Plan Administration Manual”

“Plan Administration Manual” shall mean the document which sets forth the administrative and recordkeeping duties and procedures to be followed by the Trustee in administering the Plan, as such document may be amended and in effect from time to time.

(gg) “Plan Sponsor Webstation”

“Plan Sponsor Webstation” shall mean the graphical windows based application that provides current Plan and Participant information including indicative data, account balances, activity and history.

(hh) “Reporting Date”

“Reporting Date” shall mean the last day of each fiscal quarter of the Plan and, if not on the last day of a fiscal quarter, the date as of which the Trustee resigns or is removed pursuant to Section 9 hereof or the date as of which this Agreement terminates pursuant to Section 11 hereof.

(ii) “SEC”

“SEC” shall mean the Securities and Exchange Commission.

(jj) “Specified Hierarchy”

“Specified Hierarchy” shall mean the Stock Fund processing order set forth in Schedule “L,” that gives precedence to distributions, loans and withdrawals, and otherwise on a FIFO basis

(kk) “SPO”

“SPO” shall mean, for the BrokerageLink option, the Standard Plan Options which are the basic non-brokerage investment options available in the Plan.

(ll) “Sponsor”

“Sponsor” shall mean Tech Data Corporation, a Florida corporation, or any successor to all or substantially all of its businesses which, by agreement, operation of law or otherwise, assumes the responsibility of the Sponsor under this Agreement.

(mm) “Sponsor Stock”

“Sponsor Stock” shall mean the common stock of the Sponsor, or such other publicly traded stock of the Sponsor, or such other publicly-traded stock of the Sponsor’s affiliates as meets the requirements of section 407(d)(5) of ERISA with respect to the Plan.

(nn) “Stock Fund”

“Stock Fund” shall mean the investment option consisting of Sponsor Stock (for share accounted) or primarily of Sponsor Stock and cash or short term liquid investments.

(oo) “Trust”

“Trust” shall mean the Tech Data Corporation 401(k) Savings Plan Trust, being the trust established by the Sponsor and the Trustee pursuant to the provisions of this Agreement.

(pp) “Trustee”

“Trustee” shall mean Fidelity Management Trust Company, a Massachusetts trust company and any successor to all or substantially all of its trust business as described in Section 10(c). The term Trustee shall also include any successor trustee appointed pursuant to Section 10 to the extent such successor agrees to serve as Trustee under this Agreement.

(qq) “VRS”

“VRS” shall mean Voice Response System.

Section 2. Trust.

The Sponsor hereby establishes the Trust with the Trustee. The Trust shall consist of an initial contribution of money or other property acceptable to the Trustee in its sole discretion, made by the Sponsor or transferred from a previous trustee under the Plan, such additional sums of money or other property acceptable to the Trustee in its sole discretion, as shall from time to time be delivered to the Trustee under the Plan, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement.

Section 3. Exclusive Benefit and Reversion of Sponsor Contributions.

Except as provided under applicable law, no part of the Trust may be used for, or diverted to, purposes other than the exclusive benefit of the Participants in the Plan or their beneficiaries or the reasonable expenses of Plan administration. No assets of the Plan shall revert to the Sponsor, except as specifically permitted by the terms of the Plan.

Section 4. Disbursements.

(a) Administrator-Directed Disbursements.

The Trustee shall make disbursements in the amounts and in the manner that the Administrator directs from time to time in writing. The Trustee shall have no responsibility to ascertain such direction’s compliance with the terms of the Plan (except to the extent the terms of the Plan have been communicated to the Trustee in writing) or of any applicable law or the direction’s effect for tax purposes or otherwise; nor shall the Trustee have any responsibility to see to the application of any disbursement.

(b) Participant Withdrawal Requests.

The Sponsor hereby directs that, pursuant to the Plan, a Participant withdrawal request (in-service or full withdrawal) may be made by the Participant by telephone or such other electronic means as may be agreed to from time to time by the Sponsor and Trustee, and the Trustee shall process such request only after the identity of the Participant is verified by use of a PIN and social security number or such other personal identifier as may be agreed to from time to time by the Sponsor and the Trustee.

In the case of an in-service withdrawal request by a Section 16 officer, the Trustee shall forward the withdrawal document to the Participant for execution and submission for approval to the Administrator. The Administrator shall have the responsibility for approving the withdrawal and instructing the Trustee to send the proceeds to the Administrator or to the Participant. Section 16 Officers will be identified by the Sponsor and the Sponsor will transmit this information to Fidelity.

The Trustee shall process such withdrawal in accordance with written guidelines provided by the Sponsor and documented in the Plan Administration Manual.

(c) Limitations.

The Trustee shall not be required to make any disbursement in excess of the net realizable value of the assets of the Trust at the time of the disbursement. The Trustee shall be required to make all disbursements in accordance with the applicable source and fund withdrawal hierarchy and as documented in the Plan Administration Manual, unless the Administrator has provided a written direction to the contrary.

Section 5. Investment of Trust.

(a) Selection of Investment Options.

The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.

(b) Available Investment Options.

The Named Fiduciary shall direct the Trustee as to the investment options in which the Trust shall be invested during the Participant Recordkeeping Reconciliation Period and the investment options in which Participants may invest following the Participant Recordkeeping Reconciliation Period. The Named Fiduciary may determine to offer as investment options only: (i) Mutual Funds, (ii) Sponsor Stock, (iii) notes evidencing loans to Participants in accordance with the terms of the Plan, and (iv) BrokerageLink.

The Trustee shall be considered a fiduciary with investment discretion only with respect to Plan assets (including the proceeds from any Existing Investment Contracts) that are invested in investment contracts chosen by the Trustee or in collective investment funds maintained by the Trustee for qualified plans.

The investment options initially selected by the Named Fiduciary are identified on Schedule “C” attached hereto. Upon transfer to the Trust, Plan assets will be invested in the investment option(s) as directed by the Sponsor. The Named Fiduciary may add additional investment options with the consent of the Trustee, which consent shall not be unreasonably withheld, to reflect administrative considerations and upon mutual amendment of this Trust Agreement, and the Schedules thereto, to reflect such additions.

(c) Participant Direction.

As authorized under the Plan, each Participant shall direct the Trustee in which investment option(s) to invest the assets in the Participant’s individual accounts. Such directions may be made by Participants by use of the telephone exchange system, the internet or in such other manner as may be agreed upon from time to time by the Sponsor and the Trustee. Such direction shall be made in accordance with written exchange guidelines attached hereto as Schedule “G”. The Trustee shall not be liable for any loss or expense that is the direct and necessary result of a Participant’s exercise or non-exercise of rights under this Section 5 over the assets in the Participant’s accounts. In the event that the Trustee fails to receive a proper direction from the Participant, the assets shall be invested in the investment option set forth for such purpose on Schedule “C”, until the Trustee receives a proper direction.

(d) Mutual Funds.

The Named Fiduciary hereby acknowledges that it has received from the Trustee a copy of the prospectus for each Fidelity Mutual Fund selected by the Named Fiduciary as a Plan investment option or short-term investment fund. All transactions involving Non-Fidelity Mutual Funds shall be done in accordance with the Operational Guidelines attached hereto as Schedule “H”. Trust investments in Mutual Funds shall be subject to the following limitations:

(i) Execution of Purchases and Sales.

Purchases and sales of Mutual Funds (other than for exchanges) shall be made on the date on which the Trustee receives from the Administrator In Good Order all information, documentation and wire transfer of funds (if applicable), necessary to accurately effect such transactions. Exchanges of Mutual Funds shall be made in accordance with the Exchange Guidelines attached hereto as Schedule “G”.

(ii) Voting.

Except as otherwise provided herein with respect to Mutual Fund votes during the Participant Recordkeeping Reconciliation Period or with respect to voting of Mutual Fund shares held in a short-term investment fund for liquidity reserve, at the time of mailing of notice of each annual or special stockholders’ meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Participant who has shares of such Mutual Fund credited to the Participant’s accounts, together with a voting direction form for return to the Trustee or its designee. The Participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares credited to the Participant’s accounts (both vested and unvested). The Trustee shall vote the shares as directed by the Participant. The Trustee shall not vote shares for which it has received no directions from the Participant.

During the Participant Recordkeeping Reconciliation Period, the Named Fiduciary shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares of the Mutual Funds in the Trust, including Mutual Fund shares held in any short-term investment fund for liquidity reserve. In such case, at the time of mailing the Trustee shall send a copy of the notice and all proxy solicitation materials to the Named Fiduciary. Following the Participant Recordkeeping Reconciliation Period, the Named Fiduciary shall continue to have the right to direct the Trustee as to the manner in which the Trustee is to vote any Mutual Funds shares held in a short-term investment fund for liquidity reserve. The Trustee shall not vote any Mutual Fund shares for which it has received no directions from the Named Fiduciary.

With respect to all rights other than the right to vote, the Trustee shall follow the directions of the Participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no further duty to solicit directions from Participants or the Named Fiduciary.

(e) Sponsor Stock.

Trust investments in Sponsor Stock shall be made via the Stock Fund. Investments in the Stock Fund shall consist primarily of shares of Sponsor Stock. The Stock Fund shall also include cash or short-term liquid investments, in accordance with this paragraph, in amounts designed to satisfy daily Participant exchange or withdrawal requests. Such holdings will include Colchester Street Trust: Money Market Portfolio: Class I or such other Mutual Fund or commingled money market pool as agreed to in writing by the Sponsor and Trustee. The Named Fiduciary shall, after consultation with the Trustee, establish and communicate to the Trustee in writing a target percentage and drift allowance for such short-term liquid investments. Subject to its ability to execute open-market trades in Sponsor Stock or to otherwise trade with the Sponsor, the Trustee shall be responsible for ensuring that the short-term investments held in the Stock Fund fall within the agreed-upon range over time. Each Participant’s proportional interest in the Stock Fund shall be measured in units of participation, rather than shares of Sponsor Stock. Such units shall represent a proportionate interest in all of the assets of the Stock Fund, which includes shares of Sponsor Stock, short-term investments and at times, receivables and payables (such as receivables and payables arising out of unsettled stock trades). The Trustee shall determine a NAV for each unit outstanding of the Stock Fund. Valuation of the Stock Fund shall be based upon: (a) the Closing Price or, if not available, (b) the price determined in good faith by the Trustee. The NAV shall be adjusted for gains or losses realized on sales of Sponsor Stock, appreciation or depreciation in the value of those shares owned, dividends paid on Sponsor Stock to the extent not used to purchase additional units of the Stock Fund for affected Participants, and interest on the short-term investments held by the Stock Fund, payables and receivables for pending stock trades, receivables for dividends not yet distributed, and payables for other expenses of the Stock Fund, including principal obligations, if any, and expenses that, pursuant to Sponsor direction, the Trustee accrues or pays from the Stock Fund.

(i) Acquisition Limit.

Pursuant to the Plan, the Trust may be invested in Sponsor Stock to the extent necessary to comply with investment directions in accordance with this Agreement. The Sponsor shall be responsible for providing specific direction on any acquisition limits required by the Plan or applicable law.

(ii) Fiduciary Duty.

(A) The Named Fiduciary shall continually monitor the suitability of acquiring and holding Sponsor Stock under the fiduciary duty rules of section 404(a) of ERISA (as modified by section 404(a)(2) of ERISA). The Trustee shall not be liable for any loss or expense which arises from the directions of the Named Fiduciary with respect to the acquisition and holding of Sponsor Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of this Agreement.

(B) Each Participant with an interest in Sponsor Stock (or, in the event of the Participant’s death, his beneficiary) is, for purposes of this section 5(e)(ii), hereby designated as a “named fiduciary” (within the meaning of section 403(a)(1) of ERISA), with respect to the shares allocated to his or her account that were not purchased at his or her direction, and shall have the right to direct the Trustee as to the manner in which the Trustee is to vote or tender such shares, including the right to direct the Trustee’s conduct, in accordance with disclosed rules, by his or her failure to respond within the required time frame.

(iii) Purchases and Sales of Sponsor Stock.

Unless otherwise directed by the Sponsor in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of Sponsor Stock.

(A) Open Market Purchases and Sales. Purchases and sales of Sponsor Stock shall be made on the open market in accordance with the Trustee’s standard trading guidelines, as they may be amended by the Trustee from time to time, as necessary to honor exchange and withdrawal activity and to maintain the target cash percentage and drift allowance for the Stock Fund, provided that:

(1) If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

(2) If the Trustee is prohibited by the SEC, the NYSE or principal exchange on which the Sponsor Stock is traded, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day, then, under the circumstances set forth in either (1) or (2), the Trustee shall purchase or sell such shares as soon thereafter as administratively feasible.

(B) Purchases and Sales from or to Sponsor. If directed by the Sponsor in writing prior to the trading date, the Trustee may purchase or sell Sponsor Stock from or to the Sponsor if the purchase or sale is for adequate consideration (within the meaning of section 3(18) of ERISA) and no commission is charged. If Sponsor contributions (employer) or contributions made by the Sponsor on behalf of the Participants (employee) under the Plan are to be invested in Sponsor Stock, the Sponsor may transfer Sponsor Stock in lieu of cash to the Trust.

(C) Use of an Affiliated Broker. The Named Fiduciary hereby directs the Trustee to use Fidelity Capital Markets, a division of NFSLLC, to provide brokerage services in connection with any purchase or sale of Sponsor Stock on the open market, except in circumstances where the Trustee has determined, in accordance with its standard trading guidelines or pursuant to Sponsor direction, to seek expedited settlement of the trades. Fidelity Capital Markets shall execute such directions directly or through any of its affiliates. The provision of brokerage services shall be subject to the following:

(1) As consideration for such brokerage services, the Named Fiduciary agrees that Fidelity Capital Markets shall be entitled to remuneration under this direction provision in an amount of no more than three and one-fifth cents ($.032) commission on each share of Sponsor Stock. Any change in such remuneration may be made only by a signed agreement between the Named Fiduciary and Trustee.

(2) The Trustee will provide the Named Fiduciary with periodic reports which summarize all securities transaction-related charges incurred with respect to trades of Sponsor Stock for such Plan.

(3) Any successor organization of Fidelity Capital Markets, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this direction provision.

(4) The Trustee and Fidelity Capital Markets shall continue to rely on this direction provision until notified to the contrary. The Named Fiduciary reserves the right to terminate this direction upon written notice to Fidelity Capital Markets (or its successor) and the Trustee, in accordance with Section 11 of this Agreement.

(iv) Execution of Purchases and Sales of Units.

Unless otherwise directed in writing pursuant to directions that the Trustee can administratively implement, purchases and sales of units shall be made as follows:

(A) Subject to subparagraphs (B) and (C) below, purchases and sales of units in the Stock Fund (other than for exchanges) shall be made on the date on which the Trustee receives from the Administrator in good order all information, documentation, and wire transfers of funds (if applicable), necessary to accurately effect such transactions. Exchanges of units in the Stock Fund shall be made in accordance with the Exchange Guidelines attached hereto as Schedule “G”.

(B) Aggregate sales of units in the Stock Fund on any day shall be limited to the Stock Fund’s Available Liquidity for that day. In the event that the requested sales exceed the Available Liquidity, then transactions shall be processed giving precedence to distributions, loans and withdrawals, and otherwise on a FIFO basis, as provided in Schedule “L” (the “Specified Hierarchy”). So long as the Stock Fund is open for such transactions, sales of units that are requested but not processed on a given day due to insufficient Available Liquidity shall be suspended until Available Liquidity is sufficient to honor such transactions in accordance with the Specified Hierarchy.

(C) The Trustee shall close the Stock Fund to sales or purchases of units, as applicable, on any date on which trading in the Sponsor Stock has been suspended or substantial purchase or sale orders are outstanding and cannot be executed.

(v) Securities Law Reports.

The Named Fiduciary shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust’s ownership of Sponsor Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Sponsor Stock pending the filing of any report. The Trustee shall provide to the Named Fiduciary such information on the Trust’s ownership of Sponsor Stock as the Named Fiduciary may reasonably request in order to comply with Federal or state securities laws.

(vi) Voting and Tender Offers.

Notwithstanding any other provision of this Agreement the provisions of this Section shall govern the voting and tendering of Sponsor Stock. The Sponsor shall pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of Sponsor Stock. The Trustee, after consultation with the Sponsor, shall prepare the necessary documents associated with the voting and tendering of Sponsor Stock.

(A) Voting.

(1) When the issuer of Sponsor Stock prepares for any annual or special meeting, the Sponsor shall notify the Trustee at least thirty (30) days in advance of the intended record date and shall cause a copy of all proxy solicitation materials to be sent to the Trustee. If requested by the Trustee, the Sponsor shall certify to the Trustee that the aforementioned materials represent the same information that is distributed to shareholders of Sponsor Stock. Based on these materials the Trustee shall prepare a voting instruction form and shall provide a copy of all proxy solicitation materials to be sent to each Participant with an interest in Sponsor Stock held in the Trust, together with the foregoing voting instruction form to be returned to the Trustee or its designee. The form shall show the proportional interest in the number of full and fractional shares of Sponsor Stock credited to the Participant’s accounts held in the Stock Fund.

(2) Each Participant with an interest in the Stock Fund shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of Sponsor Stock reflecting such Participant’s proportional interest in the Stock Fund (both vested and unvested). Directions from a Participant to the Trustee concerning the voting of Sponsor Stock shall be communicated in writing, or by such other means as is agreed upon by the Trustee and the Sponsor. These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services hereunder. Upon its receipt of the directions, the Trustee shall vote the shares of Sponsor Stock reflecting the Participant’s proportional interest in the Stock Fund as directed by the Participant. Except as otherwise required by law, the Trustee shall not vote shares of Sponsor Stock reflecting a Participant’s proportional interest in the Stock Fund for which it has received no direction from the Participant.

(3) Except as otherwise required by law, the Trustee shall vote that number of shares of Sponsor Stock not credited to Participants’ accounts in the same proportion on each issue as it votes those shares credited to Participants’ accounts for which it received voting directions from Participants.

(B) Tender Offers.

(1) Upon commencement of a tender offer for any securities held in the Trust that are Sponsor Stock, the Sponsor shall timely notify the Trustee in advance of the intended tender date and shall cause a copy of all materials to be sent to the Trustee. The Sponsor shall certify to the Trustee that the aforementioned materials represent the same information distributed to shareholders of Sponsor Stock. Based on these materials and after consultation with the Sponsor the Trustee shall prepare a tender instruction form and shall provide a copy of all tender materials to be sent to each Participant with an interest in the Stock Fund, together with the foregoing tender instruction form, to be returned to the Trustee or its designee. The tender instruction form shall show the number of full and fractional shares of Sponsor Stock that reflect the Participants proportional interest in the Stock Fund (both vested and unvested).

(2) Each Participant with an interest in the Stock Fund shall have the right to direct the Trustee to tender or not to tender some or all of the shares of Sponsor Stock reflecting such Participant’s proportional interest in the Stock Fund (both vested and unvested). Directions from a Participant to the Trustee concerning the tender of Sponsor Stock shall be communicated in writing, or by such other means as is agreed upon by the Trustee and the Sponsor. These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services hereunder. The Trustee shall tender or not tender shares of Sponsor Stock as directed by the Participant. Except as otherwise required by law, the Trustee shall not tender shares of Sponsor Stock reflecting a Participant’s proportional interest in the Stock Fund for which it has received no direction from the Participant.

(3) Except as otherwise required by law, the Trustee shall tender that number of shares of Sponsor Stock not credited to Participants’ accounts in the same proportion as the total number of shares of Sponsor Stock credited to Participants’ accounts for which it has received instructions from Participants.

(4) A Participant who has directed the Trustee to tender some or all of the shares of Sponsor Stock reflecting the Participant’s proportional interest in the Stock Fund may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares reflecting the Participant’s proportional interest, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. Prior to the withdrawal deadline, if any shares of Sponsor Stock not credited to Participants’ accounts have been tendered, the Trustee shall redetermine the number of shares of Sponsor Stock that would be tendered under Section 5(e)(vi)(B)(3) if the date of the foregoing withdrawal were the date of determination, and withdraw from the tender offer the number of shares of Sponsor Stock not credited to Participants’ accounts necessary to reduce the amount of tendered Sponsor Stock not credited to Participants’ accounts to the amount so redetermined.] A Participant shall not be limited as to the number of directions to tender or withdraw that the Participant may give to the Trustee.

(5) A direction by a Participant to the Trustee to tender shares of Sponsor Stock reflecting the Participant’s proportional interest in the Stock Fund shall not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of his withdrawable shares. The Trustee shall credit to each proportional interest of the Participant from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Sponsor Stock tendered from that interest. Pending receipt of directions (through the Administrator) from the Participant or the Named Fiduciary, as provided in the Plan, as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the investment option described in Schedule “C”.

(vii) General.

With respect to all shareholder rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Sponsor Stock, the Trustee shall follow the procedures set forth in subsection (A), above.

(viii) Conversion.

All provisions in this Section 5(e) shall also apply to any securities received as a result of a conversion of Sponsor Stock.

(f) Participant Loans

(i) In General.

The Administrator shall act as the Trustee’s agent for loans and as such shall (i) separately account for repayments of such loans and clearly identify such assets as Plan assets and (ii) collect and remit all principal and interest payments to the Trustee. To originate a loan, the Participant shall direct the Trustee as to the term and amount of the loan to be made from the Participant’s individual account. Such directions shall be made by Participants by use of the system maintained for such purpose by the Trustee or its agent. The Trustee shall determine, based on the current value of the Participant’s account on the date of the request and any guidelines provided by the Sponsor, the amount available for the loan. Based on the interest rate supplied by the Sponsor in accordance with the terms of the Plan, the Trustee shall advise the Participant of such interest rate, as well as the installment payment amounts. Except as provided in subsections (ii) and (iii), below, the Trustee shall distribute the loan agreement and truth-in-lending disclosure with the proceeds check to the Participant. To facilitate recordkeeping, the Trustee may destroy the original of any proceeds check (including the promissory note) made in connection with a loan to a Participant under the Plan, provided that the Trustee or its agent first creates a duplicate by a photographic or optical scanning or other process yielding a reasonable facsimile of the proceeds check (including the promissory note) and the Participant’s signature thereon, which duplicate may be reduced or enlarged in size from the actual size of the original.

(ii) Loans for the Purchase of a Primary Residence.

With respect to loans for the purchase of a primary residence, the provisions of subsection (i), above, shall apply except that the Trustee shall forward the loan agreement and truth-in-lending disclosure to the Participant for execution and submission for processing to the Trustee. In all cases, processing by the Trustee shall be made within thirty (30) days of the Participant’s initial request (the origination date) in accordance with the procedures set forth in Schedule “K”.

(iii) Loans for Section 16 Officers.

In the case of any loan request by a Section 16 officer, the Trustee shall forward the withdrawal document to the Participant for execution and submission for approval to the Administrator. The Administrator shall have the responsibility for approving the withdrawal and instructing the Trustee to send the proceeds to the Administrator or to the Participant. Section 16 Officers will be identified by the Sponsor and the Sponsor will transmit this information to Fidelity.

(g) BrokerageLink.

Under the BrokerageLink option, the Sponsor hereby directs the Trustee to use FBSLLC to purchase or sell individual securities for Participant accounts in accordance with investment directions provided by the Participants. The provision of brokerage services shall be subject to the following:

(i) Any successor organization of FBSLLC, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this authorization provision.

(ii) The Trustee and FBSLLC shall continue to rely on this direction provision until notified to the contrary. The Sponsor reserves the right to terminate this direction upon written notice to FBSLLC (or its successor) and the Trustee, in accordance with Section 11 of this Agreement.

(iii) The types of securities which may be purchased under BrokerageLink are listed on Schedule “I”. Administrative procedures governing investment in and withdrawals from BrokerageLink are attached hereto as Schedule “J”.

(iv) A Participant may not authorize the use of an agent to have trading authority over assets in their BrokerageLink account. However, the Trustee represents that should a Participant make such an authorization, no fees payable to any such agent will not be deducted from the Plan nor paid out of the Trust.

(v) A copy of the notice and all proxy solicitation materials, together with a voting direction form, will be sent to each Participant with BrokerageLink account balances. FBSLLC shall provide all proxies and other shareholder materials to each Participant with such securities allocated to his or her account. The Participant shall have the authority to direct the exercise of all shareholder rights attributable to the securities allocated to his or her account. The Trustee shall not exercise such rights in the absence of direction from the Participant.

(h) Trustee Powers.

The Trustee shall have the following powers and authority:

(i) Subject to paragraphs (b) and (c) of this Section 5, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

(ii) To cause any securities or other property held as part of the Trust to be registered in the Trustee’s own name, in the name of one or more of its nominees, or in the Trustee’s account with the Depository Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

(iii) To keep that portion of the Trust in cash or cash balances as the Named Fiduciary or Administrator may, from time to time, deem to be in the best interest of the Trust.

(iv) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

(v) To borrow funds from a bank not affiliated with the Trustee in order to provide sufficient liquidity to process Plan transactions in a timely fashion; provided that the cost of such borrowing shall be allocated in a reasonable fashion to the investment fund(s) in need of liquidity.

(vi) To settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor.

(vii) With notice to the Sponsor, to employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor.

(viii) To invest all or any part of the assets of the Trust in investment contracts and short term investments (including interest bearing accounts with the Trustee or money market mutual funds advised by affiliates of the Trustee) and in any collective investment trust or group trust, including any collective investment trust or group trust maintained by the Trustee, which then provides for the pooling of the assets of plans described in Section 401(a) and exempt from tax under Section 501(a) of the Code, or any comparable provisions of any future legislation that amends, supplements, or supersedes those sections, provided that such collective investment trust or group trust is exempt from tax under the Code or regulations or rulings issued by the Internal Revenue Service. The provisions of the document governing such collective investment trusts or group trusts, as it may be amended from time to time, shall govern any investment therein and are hereby made a part of this Trust Agreement.

(ix) To do all other acts, although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

Section 6. Recordkeeping and Administrative Services to Be Performed.

(a) General.

The Trustee shall perform those recordkeeping and administrative functions described in Schedule “A” attached hereto. These recordkeeping and administrative functions shall be performed within the framework of the Administrator’s written directions regarding the Plan’s provisions, guidelines and interpretations.

(b) Accounts.

The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Trust as of each Reporting Date.

Within thirty (30) days following each Reporting Date or within sixty (60) days in the case of a Reporting Date caused by the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Administrator a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Trustee between the Reporting Date and the prior Reporting Date, and setting forth the value of the Trust as of the Reporting Date. Except as otherwise required under ERISA, upon the expiration of six (6) months from the date of filing such account, the Trustee shall have no liability or further accountability to the Administrator with respect to the propriety of its acts or transactions shown in such account (or any Participant-level report provided to a Participant), except with respect to such acts or transactions as to which a written objection shall have been filed with the Trustee within such six (6) month period.

(c) Inspection and Audit.

Prior to the termination of this Agreement, all records generated by the Trustee in accordance with paragraphs (a) and (b), above, shall be open to inspection and audit by the Administrator or any persons designated by the Administrator, during the Trustee’s regular business hours. Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Sponsor, at no expense to the Sponsor, in the format regularly provided to the Sponsor, a statement of each Participant’s accounts as of the resignation, removal, or termination, and the Trustee shall provide to the Sponsor or the Plan’s new recordkeeper such further records as may be reasonably requested, at the Sponsor’s expense.

(d) Notice of Plan Amendment.

The Trustee’s provision of the recordkeeping and administrative services set forth in this Section 6 shall be conditioned on the Sponsor delivering to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment’s adoption and on the Administrator providing the Trustee, on a timely basis, with all the information the Trustee deems necessary for it to perform the recordkeeping and administrative services set forth herein, and such other information as the Trustee may reasonably request.

(e) Returns, Reports and Information.

Except as set forth on Schedule “A”, the Administrator shall be responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. The Trustee shall provide the Administrator with such information as the Administrator may reasonably request to make these filings. The Administrator shall also be responsible for making any disclosures to Participants required by law, except such disclosure as may be required under federal or state truth-in-lending laws with regard to Participant loans, which shall be provided by the Trustee.

Section 7. Compensation and Expenses.

Sponsor shall pay to Trustee, within thirty (30) days of receipt of the Trustee’s bill, the fees for services in accordance with Schedule “B”. Fees for services are specifically outlined in Schedule “B” and are based on all of the assumptions identified therein. In the event that the Plan characteristics referenced in the assumptions outlined in Schedule “B” change significantly by either falling below or exceeding current or projected levels, such fees shall be subject to revision. To reflect increased operating costs, Trustee may once each calendar year amend Schedule “B” without the Sponsor’s consent upon ninety (90) days prior notice to the Sponsor.

All reasonable expenses of plan administration as shown on Schedule “B” attached hereto, as amended from time to time, shall be a charge against and paid from the appropriate Participants’ accounts, except to the extent such amounts are paid by the Sponsor in a timely manner.

All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, and any other reasonable expenses of Plan administration as determined and directed by the Administrator, shall be a charge against and paid from the appropriate Participants’ accounts.

Section 8. Directions and Indemnification.

(a) Identity of Administrator and Named Fiduciary.

The Trustee shall be fully protected in relying on the fact that the Named Fiduciary and the Administrator under the Plan are the individuals or entities named as such above or such other individuals or persons as the Sponsor may notify the Trustee in writing.

(b) Directions from Administrator.

Whenever the Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss or expense arising from the direction (i) if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Administrator in the form attached hereto as Schedule “D”, and (ii) if the Trustee reasonably believes the signature of the individual to be genuine, unless it is clear on the direction’s face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of Section 404(a) of ERISA or would be contrary to the terms of this Agreement. For purposes of this Section, such direction may also be made EDT or other electronic means in accordance with procedures agreed to by the Administrator and the Trustee; provided, however, that the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Administrator.

(c) Directions from Named Fiduciary.

Whenever the Named Fiduciary or Sponsor provides a direction to the Trustee, the Trustee shall not be liable for any loss or expense arising from the direction (i) if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Named Fiduciary in the form attached hereto as Schedule “E” and (ii) if the Trustee reasonably believes the signature of the individual to be genuine, unless it is clear on the direction’s face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of Section 404(a) of ERISA or would be contrary to the terms of this Agreement. Such direction may also be made via EDT or other electronic means in accordance with procedures agreed to by the Named Fiduciary and the Trustee; provided, however, that the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Named Fiduciary.

(d) Co-Fiduciary Liability.

In any other case, the Trustee shall not be liable for any loss or expense arising from any act or omission of another fiduciary under the Plan except as provided in section 405(a) of ERISA.

(e) Indemnification.

The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, Losses, that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all Losses arising solely from the Trustee’s, Trustee’s affiliate’s, and/or the Trustee’s agent’s negligence, bad faith or material breach of its duties under this Agreement or breach of its duties under ERISA.

The Trustee, the Trustee’s affiliates and/or the Trustee’s agents shall indemnify the Sponsor against, and hold the Sponsor harmless from, any and all Losses that may be incurred by, imposed upon, or asserted against the Sponsor by reason of any claim, regulatory proceeding, or litigation arising from Trustee’s, Trustee’s affiliate’s, and/or Trustee’s agent’s negligence, bad faith or material breach of its duties under this Agreement or breach of its duties under ERISA.

Special Indemnification for Fidelity PortfolioPlannerSM. The Trustee shall also indemnify the Sponsor against and hold the Sponsor harmless from any and all such Losses that may be incurred by, imposed upon, or asserted against the Sponsor solely as a result of i) any defects in the investment methodology embodied in the target asset allocation or model portfolio provided through Fidelity PortfolioPlannerSM, except to the extent that any such loss, damage, penalty, liability, cost or expense arises from erroneous information provided by the Participant, the Sponsor or third parties; or ii) any prohibited transactions resulting from the provision of Fidelity PortfolioPlannerSM by the Trustee.

(f) Survival.

The provisions of this Section 8 shall survive the termination of this Agreement.

Section 9. Resignation or Removal of Trustee and Termination.

(a) Resignation and Removal.

The Trustee may resign at any time in accordance with the notice provisions set forth below in paragraph 9(c) and Section 11. The Sponsor may remove the Trustee at any time in accordance with the notice provisions set forth below in paragraph 9(c) and Section 11.

(b) Termination.

This Agreement may be terminated in full, or with respect to only a portion of the Plan (i.e., a “partial deconversion”) at any time by the Sponsor upon prior written notice to the Trustee in accordance with the notice provisions set forth below.

(c) Notice Period.

In the event either party desires to terminate this Agreement or any services hereunder, the party shall provide at least sixty (60) days prior written notice of the termination date to the other party; provided, however, that the receiving party may agree, in writing, to a shorter notice period.

(d) Transition Assistance.

In the event of termination of this Agreement, if requested by Sponsor, the Trustee shall assist the Sponsor in developing a plan for the orderly transition of the Plan data, cash and assets then constituting the Trust and services provided by the Trustee hereunder to the Sponsor or its designee. The Trustee shall provide such assistance for a period not extending beyond sixty (60) days from the termination date of this Agreement. The Trustee shall provide to the Sponsor, or to any person designated by the Sponsor, at a mutually agreeable time, one file of the Plan data prepared and maintained by the Trustee in the ordinary course of business, in the Trustee’s format. The Trustee may provide other or additional transition assistance as mutually determined for additional fees, which shall be due and payable by the Sponsor prior to any termination of this Agreement.

(e) Failure to Appoint Successor.

If, by the termination date, the Sponsor has not notified the Trustee in writing as to the individual or entity to which the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements.

Section 10. Successor Trustee.

(a) Appointment.

If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

(b) Acceptance.

As of the date the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee, except as may be required to evidence such transition. The predecessor trustee shall execute all instruments and do all acts that may be reasonably necessary and requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee.

(c) Corporate Action.

Any successor to the Trustee or successor trustee, either through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction of either the Trustee or successor trustee, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

Section 11. Resignation, Removal, and Termination Notices.

All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Director of Compensation, Benefits and Employee Services, Tech Data Corporation, 5350 Tech Data Drive, Clearwater, Florida 33760 , and to the Trustee c/o FESCo Business Compliance, Contracts Administration, 82 Devonshire Street, MM3H, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

Section 12. Duration.

This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

Section 13. Amendment or Modification.

This Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee. The individuals authorized to sign such instrument shall be those authorized by the Sponsor on Schedule “E.”

Section 14. Electronic Services.

(a) The Trustee may provide Electronic Services and/or Electronic Products, including, but not limited to Fidelity Plan Sponsor WebStation. The Sponsor and its agents agree to use such Electronic Services and Electronic Products only in the course of reasonable administration of or participation in the Plan and to keep confidential and not publish, copy, broadcast, retransmit, reproduce, commercially exploit or otherwise redisseminate the Electronic Products or Electronic Services or any portion thereof without the Trustee’s written consent, except, in cases where Trustee has specifically notified the Sponsor that the Electronic Products or Services are suitable for delivery to Sponsor’s Participants, for non-commercial personal use by Participants or beneficiaries with respect to their participation in the Plan or for their other retirement planning purposes.

(b) The Sponsor shall be responsible for installing and maintaining all Electronic Products, (including any programming required to accomplish the installation) and for displaying any and all content associated with Electronic Services on its computer network and/or intranet so that such content will appear exactly as it appears when delivered to Sponsor. All Electronic Products and Services shall be clearly identified as originating from the Trustee or its affiliate. The Sponsor shall promptly remove Electronic Products or Services from its computer network and/or intranet, or replace the Electronic Products or Services with updated products or services provided by the Trustee, upon written notification (including written notification via facsimile) by the Trustee.

(c) All Electronic Products shall be provided to the Sponsor without any express or implied legal warranties or acceptance of legal liability by the Trustee, and all Electronic Services shall be provided to the Sponsor without acceptance of legal liability related to or arising out of the electronic nature of the delivery or provision of such Services. Except as otherwise stated in this Agreement, no rights are conveyed to any property, intellectual or tangible, associated with the contents of the Electronic Products or Services and related material. The Trustee hereby grants to the Sponsor a non-exclusive, non-transferable revocable right and license to use the Electronic Products and Services in accordance with the terms and conditions of this Agreement.

(d) To the extent that any Electronic Products or Services utilize internet services to transport data or communications, the Trustee will take, and Sponsor agrees to follow, reasonable security precautions, however, the Trustee disclaims any liability for interception of any such data or communications. The Trustee reserves the right not to accept data or communications transmitted via electronic media by the Sponsor or a third party if it determines that the media does not provide adequate data security, or if it is not administratively feasible for the Trustee to use the data security provided. The Trustee shall not be responsible for, and makes no warranties regarding access, speed or availability of internet or network services, or any other service required for electronic communication. The Trustee shall not be responsible for any loss or damage related to or resulting from any changes or modifications to the Electronic Products or Services after delivering it to the Sponsor.

(e) The Trustee will provide to Participants the FullViewSM service via NetBenefitsSM, through which Participants may elect to consolidate and manage any retirement account information available through NetBenefits as well as External Account Information. To the extent not provided by the Trustee or its affiliates, the data aggregation service will be provided by Yodlee.com, Inc. or such other independent provider as the Trustee may select, pursuant to a contract that requires the provider to take appropriate steps to protect the privacy and confidentiality of information furnished by users of the service. The Sponsor acknowledges that Participants who elect to use FullViewSM must provide passwords and PINs to the provider of data aggregation services. The Trustee will use External Account Information to furnish and support FullViewSM or other services provided pursuant to this Agreement, and as otherwise directed by the Participant. The Trustee will not furnish External Account Information to any third party, except pursuant to subpoena or other applicable law. The Sponsor agrees that the information accumulated through FullViewSM shall not be made available to the Sponsor, provided, however, that the Trustee shall provide to the Sponsor, upon request, aggregate usage data that contains no personally identifiable information.

Section 15. Assignment.

This Agreement, and any of its rights and obligations hereunder, may not be assigned by any party without the prior written consent of the other party(ies), and such consent may be withheld in any party’s sole discretion. Notwithstanding the foregoing, Trustee may assign this Agreement in whole or in part, and any of its rights and obligations hereunder, to a subsidiary or affiliate of Trustee with notice to the Sponsor. All provisions in this Agreement shall extend to and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 16. Force Majeure.

No party shall be deemed in default of this Agreement to the extent that any delay or failure in performance of its obligation(s) results, without its fault or negligence, from any cause beyond its reasonable control, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, power outages or strikes. This clause shall not excuse any of the parties to the Agreement from any liability which results from failure to have in place reasonable disaster recovery and safeguarding plans adequate for protection of all data each of the parties to the Agreement are responsible for maintaining for the Plan.

Section 17. Confidentiality.

Both parties to this Agreement recognize that in the course of implementing and providing the services described herein, each party may disclose to the other Confidential Information. All such Confidential Information, individually and collectively, and other proprietary information disclosed by either party shall remain the sole property of the party disclosing the same, and the receiving party shall have no interest or rights with respect thereto if so designated by the disclosing party to the receiving party. Each party agrees to maintain all such Confidential Information in trust and confidence to the same extent that it protects its own proprietary information, and not to disclose such Confidential Information to any third party without the written consent of the other party. Each party further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. In addition, each party agrees not to disclose or make public to anyone, in any manner, the terms of this Agreement, except as required by law, without the prior written consent of the other party.

Section 18. General.

(a) Performance by Trustee, its Agents or Affiliates.

The Sponsor acknowledges and authorizes that the services to be provided under this Agreement shall be provided by the Trustee, its agents or affiliates, including but not limited to FIIOC, FBSLLC, or the successor to any of them, and that certain of such services may be provided pursuant to one or more separate contractual agreements or relationships.

(b) Entire Agreement.

This Agreement together with the schedules attached hereto, which are hereby incorporated by reference herein, contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

(c) Waiver.

No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other obligation hereunder or any subsequent failure or refusal to comply with any other obligation hereunder.

(d) Successors and Assigns.

The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

(e) Partial Invalidity.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f) Section Headings.

The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

(g) Communications.

(i) Content

The Sponsor shall provide all information requested by the Trustee to help it prepare Participant communications necessary to allow the Trustee to meet its obligations under this Agreement. The Sponsor represents that Participant communications prepared by the Sponsor will include any information required by applicable regulations to afford Plan fiduciaries protection under ERISA §404(c) as determined by the Sponsor. The Trustee shall have no responsibility or liability for any Losses resulting from the use of information provided by or from communications prepared by the Sponsor. To the extent that the Trustee requires the inclusion of certain language in, or places restrictions on the Sponsor’s ability to control the language in Participant communications, the Trustee represents that the language required will include any language required by applicable regulations to afford Plan fiduciaries protection under ERISA §404(c).

(ii) Delivery

In the event that the Sponsor retains any responsibility for delivering Participant communications to some or all Participants and beneficiaries, the Sponsor agrees to furnish the communications to such Participants in a timely manner as determined under applicable law (including ERISA §404(c) and the Sarbanes-Oxley Act requirements for “blackout” notices). The Sponsor also represents that such communications will be delivered to such Participants and beneficiaries in a manner permitted by applicable law, including electronic delivery that is consistent with applicable regulations regarding electronic transmission (for example, DOL Regulation §2501.104b-1). The Trustee and its affiliates shall have no responsibility or liability for any Losses resulting from the failure of the Sponsor to furnish any such communications in a manner which is timely and consistent with applicable law. For all Participant communications delivered solely by the Trustee and its affiliates, the Trustee represents that such delivery will be in accordance with the regulations and laws referenced above.

Section 19. Governing Law.

(a) Massachusetts Law Controls.

This Agreement is being made in the Commonwealth of Massachusetts, and the Trust shall be administered as a Massachusetts trust. The validity, construct, effect and administration of the Agreement shall be governed by and interpreted in accordance with the banking laws of the Commonwealth of Massachusetts to the extent they govern the activities of the Trustee and otherwise in accordance with the laws of Florida, except to the extent those laws are superseded under section 514 of ERISA.

(b) Trust Agreement Controls.

The Trustee is not a party to the Plan, and in the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall control.

Section 20. Plan Qualification.

The Plan is intended to be qualified under section 401(a) of the Code and the Trust established hereunder is intended to be tax-exempt under section 501(a) of the Code. The Sponsor represents that to the extent

Participants are able to instruct the investment of their account, the Plan is intended to constitute a plan described in section 404(c) of ERISA and Title 29 of the Code of Federal Regulations Section 2550.404c-1. A confirmation of the Plan’s current qualified status is attached hereto as Schedule “F,” and the Sponsor shall provide proof of the Plan’s continued qualification upon request by the Trustee. The Sponsor has the sole responsibility for ensuring the Plan’s qualified status and full compliance with the applicable requirements of ERISA. The Sponsor hereby certifies that it has furnished to the Trustee a complete copy of the Plan and all amendments thereto in effect as of the date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

TECH DATA CORPORATION

By:
Name:
Title:
Date:

FIDELITY MANAGEMENT TRUST COMPANY

By:
FMTC Authorized Signatory
Name:
Date:

SCHEDULES

SCHEDULE “A” – Administrative Services

Administration

*	Establishment and maintenance of Participant account and election percentages.

*	Maintenance of the Plan investment options set forth on Schedule “C.”

*	Maintenance of the following money classifications:

•	Employee Pre Tax
•	Employee Pre Tax Catch Up
•	Post 1/1/2000 – Employer Match
•	Pre 1/1/2000 – Employer Match
•	ESOP
•	Rollover
•	QNEC
•	Pre 1/1/2000 - Employee Pre Tax

*	The Trustee will provide the recordkeeping and administrative services set forth on this Schedule “A” or as otherwise agreed to in writing (or by means of a secure electronic medium) between Sponsor and Trustee. The Trustee may unilaterally add or enhance services, provided there is no impact on the fees set forth in Schedule “B.”

A) Participant Services

1.	Participant service representatives are available each Business Day from 8:30 a.m. ET - 8:00 p.m. in the Participant’s time zone in the continental United States to provide toll free telephone service for Participant inquiries and transactions.

2.	Through the automated voice response system and on-line account access via the world wide web, Participants also have virtually 24 hour account inquiry and transaction capabilities.

3.	For security purposes, all calls are recorded. In addition, several levels of security are available including the verification of a PIN or such other personal identifier as may be agreed to from time to time by the Sponsor and the Trustee.

4.	The following services are available via the telephone or such other electronic means as may be agreed upon from time to time by the Sponsor and the Trustee:

•	Enroll new Participants. Confirmation of enrollment will be provided on-line or if requested, by mail (generally within five (5) calendar days of the request).

•	Provide Plan investment option information.

•	Provide and maintain information and explanations about Plan provisions.

•	Respond to requests for literature.

•	Allow Participants to change their deferral and establish/change catch-up contributions, if applicable. Provide updates via EDT for the Sponsor to apply to its payrolls accordingly.

•	Maintain and process changes to Participants’ contribution allocations for all money sources.

•	Process exchanges (transfers) between investment options on a daily basis.

•	Process withdrawals and distributions due to certain circumstances as directed by the Sponsor in accordance with procedures documented in the Plan Administration Manual.

•	Consult with Participants on various loan scenarios and generate all documentation.

B) Plan Accounting

1.	Process consolidated payroll contributions according to the Sponsor’s payroll frequency via EDT, consolidated magnetic tape or diskette. The data format will be provided by Trustee.

2.	Maintain and update employee data necessary to support Plan administration. The data will be submitted according to payroll frequency.

3.	Provide daily Plan and Participant level accounting for all Plan investment options.

4.	Provide daily Plan and Participant level accounting for all money classifications for the Plan.

5.	Audit and reconcile the Plan and Participant accounts daily.

6.	Reconcile and process Participant withdrawal requests and distributions as approved and directed by the Sponsor. All requests are paid based on the current market values of Participants’ accounts, not advanced or estimated values. A distribution report will accompany each check.

7.	Track individual Participant loans; process loan withdrawals; re-invest loan repayments; and prepare and deliver comprehensive reports to the Sponsor to assist in the administration of Participant loans.

8.	Maintain and process changes to Participants’ deferral percentage and prospective and existing investment mix elections.

C) Participant Reporting

1.	Provide confirmation to Participants of all Participant initiated transactions either online or via the mail. Online confirms are generated upon submission of a transaction and mail confirms are available by mail within three to five calendar days of the transaction.

2.	Provide Participants with opportunity to generate electronic statements via NetBenefits for activity for the requested time period. Upon Participant request, Fidelity will provide paper statements to the Participant via first class mail.

3.	Provide Participants with required Code Section 402(f) notification for distributions from the Plan in compliance with applicable law. This notice advises Participants of the tax consequences of their Plan distributions.

4.	Provide Participants with required Code Section 411(a)(11) notification for distributions from the Plan in compliance with applicable law. This notice advises Participants of the normal and optional forms of payment of their Plan distributions.

D) Plan Reporting

1.	Prepare, reconcile and deliver a monthly Trial Balance Report presenting all money classes and investments. This report is based on the market value as of the last Business Day of the month. The report will be delivered not later than twenty (20) calendar days after the end of each month in the absence of unusual circumstances.

E) Government Reporting

1.	Process year-end tax reports for Participants – Forms 1099-R, as well as preparation of Form 5500 in accordance with the guidelines set forth on Schedule “L”.

F) Communication & Education Services

1.	Design, produce and distribute a customized comprehensive communications program for employees. The program may include multimedia informational materials, investment education and planning materials, access to Fidelity’s homepage on the internet and STAGES magazine. Additional fees for such services may apply as mutually agreed upon between Sponsor and Trustee.

2.	Provide Fidelity PortfolioPlannerSM an internet-based educational service for Participants that generates target asset allocations and model portfolios customized to investment options in the Plan based upon methodology provided by Strategic Advisers, Inc., an affiliate of the Trustee. The Sponsor acknowledges that it has received the ADV Part II for Strategic Advisers, Inc. more than 48 hours prior to executing the Trust agreement.

G) Other

1.	Non-Discrimination Testing: Perform non-discrimination limitation testing as described in the Service Overview and Instructions and authorized in writing by the Sponsor. In order to obtain this service, the client shall be required to provide the information identified in the Fidelity Discrimination Testing Package Guidelines. Any fees and restrictions associated with this testing service shall be addressed in such guidelines. The Trustee will provide reasonable assistance in the event the Sponsor is audited by the Internal Revenue Service.

2.	Plan Sponsor Webstation: The Fidelity Participant Recordkeeping System is available on-line to the Sponsor via the Plan Sponsor Webstation. PSW is a graphical, Windows-based application that provides current plan and Participant-level information, including indicative data, account balances, activity and history.

3.	Change of Address by Telephone: The Trustee shall allow persons with account balances who are not active employees to make address changes via Fidelity’s toll-free telephone service.

4.	De minimis Distributions: After a Participant terminates employment and is eligible for a distribution, the Trustee will determine whether the vested account balance exceeds $5,000, or exceeds $5,000 at the end of the warning period (at least 30 days, but not more than 70 days, from the determination date). If not, the Trustee will process a mandatory and immediate cashout, subject only to the requirement to offer a rollover opportunity. The $5,000 threshold will be determined based on criteria provided by the Sponsor and will increase or decrease as Congress may from time to time amend this threshold in Code Section 411(a)(11).

5.	Roll-In Processing. The Trustee shall process the qualification of rollover contributions to the Trust. The procedures for qualifying a rollover are directed by the Sponsor and the Trustee shall accept or deny each rollover based upon the Plan’s written criteria and any written guidelines provided by the Sponsor and documented in the Plan Administration Manual.

Requests that do not meet the specified criteria will be returned to the Participant with further explanation as to why the request cannot be processed. If the Sponsor or the Trustee determine that a request is not a valid rollover, the full amount of the requested rollover will be distributed to the Participant.

6.	Minimum Required Distributions: Monitor and process minimum required distribution (“MRD”) amounts as follows: the Trustee shall provide the Sponsor on an annual basis, with a report identifying those Participants who are required to receive a MRD. The Sponsor shall provide appropriate notices to each such Participant. The Sponsor will direct the Trustee in writing to begin the required distribution for the MRD Participant.

7.	Qualified Domestic Relations Order Processing: The Trustee will provide Qualified Domestic Relations Order support by supplying interested parties with the benefits office contact information, suspending payments upon written notification by the Sponsor that a domestic relations order has been submitted, and executing all administrative action required by that order after it has been qualified by the Administrator.

8.	Auto-Age Payouts: The Sponsor directs the Trustee to notify the auto-age payout Participant that a distribution will be made and, upon notification from the auto-age payout Participant, will use the Participant’s information to process their distribution. If the auto-age payout Participant does not respond to the Trustee’s notification, the Sponsor directs the Trustee to automatically make the required distribution to the auto-age payout Participant.

TECH DATA CORPORATION		FIDELITY MANAGEMENT TRUST COMPANY

By:		By:
	Date		FMTC Authorized Signatory Date

SCHEDULE “B” – Fee Schedule

Annual Participant Fee:	$4.00 per Participant*, billed and payable quarterly.

Loan Fee:	Establishment fee of $35.00 per loan account; annual fee of $15.00 per loan account.

Minimum Required Distribution:	$25.00 per Participant per MRD Withdrawal.

In-Service Withdrawals:	$20.00 per withdrawal.

Return of Excess Contribution Fee:	$25.00 per Participant, one-time charge per calculation and check generation.

Non-Fidelity Mutual Funds:	Fees paid directly to Fidelity Investments Institutional Operations Company, Inc. (FIIOC) or its affiliates by Non-Fidelity Mutual Fund vendors shall be posted and updated quarterly on Plan Sponsor Webstation at https://psw.fidelity.com or a successor site.

Signature Ready 5500	The fee is $1,000 per 5500 if all required information is submitted within 5½ months following the Plan’s year-end. If all required information is not received until after 5½ months following the Plan’s year-end, there will be an additional $1,000 late processing charge per Plan affected. Any revisions requested by the Plan Sponsor after Fidelity has initially prepared and submitted the Form 5500 to the Plan Sponsor will be processed at a rate of $100 per hour.

Self Directed Brokerage:	Fidelity BrokerageLink Plan Related Account Fee:

Annual Account Fee of $100 per account within each plan per year. To be calculated and deducted quarterly from the SPO if sufficient funds are available in the SPO. If there are insufficient funds in the SPO, fees shall be deducted from the BrokerageLink Core Account. Fidelity BrokerageLink Plan account minimum initial investment is $2,500; subsequent transfer minimum is $1,000.

Brokerage fees and commissions for individual trades will be charged in accordance with a separate commission schedule.

•	Other Fees: Separate charges may apply for optional non-discrimination testing, extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by Fidelity, reports not contemplated in this Agreement, corporate actions, or the provision of communications materials in hard copy which are also accessible to Participants via electronic services in the event that the provision of such material in hard copy would result in an additional expense deemed to be material. Fees for corporate actions will be negotiated separately, based on the characteristics of the project as well as the overall relationship at the time of the project.

*	This fee will be imposed pro rata for each calendar quarter, or any part thereof, that it remains necessary to keep a Participant’s account(s) as part of the Plan’s records, e.g., vested, deferred, forfeiture, top-heavy and terminated Participants who must remain on file through calendar year-end for 1099-R reporting purposes.

Stock Administration Fee:

•	To the extent that assets are invested in Sponsor Stock,.10% of such assets in the Trust payable pro rata quarterly on the basis of such assets as of the calendar quarter’s last valuation date, but no less than $10,000 nor more than $35,000 per year.

Note: These fees have been negotiated and accepted based on the following Plan characteristics: current plan assets of $58.6 million, current participation of 3,000 Participants, current stock assets of $14.1 million, total Fidelity actively managed Mutual Fund assets of $29.5 million, total Fidelity non-actively managed Mutual Fund assets of $3.6 million, total Non-Fidelity Mutual Fund assets of $11.3 million, and projected net cash flows of $1.7 million per year. Fees will be subject to revision if these Plan characteristics change significantly by either falling below or exceeding current or projected levels. Fees also have been based on the use of up to 22 investment options, and such fees will be subject to revision if additional investment options are added.

The Mutual Funds selected by the Named Fiduciary and listed on Schedule “C” meet the investment criteria of the Sponsor. The Sponsor reserves the right to replace any Mutual Funds upon sixty (60) days’ notice to the Trustee, with no impact to the per Participant recordkeeping fee described in this Schedule “B”, provided that, if a fund no longer meets the investment criteria, as stated in the Sponsor’s investment policy, the Named Fiduciary will choose a Fidelity Mutual Fund as a replacement. If a Fidelity Mutual Fund does not meet the investment criteria, the Named Fiduciary may choose a fund from our FundsNet offering as a replacement fund. If a FundsNet fund does not meet the investment criteria, the Named Fiduciary may choose a non-FundsNet fund as a replacement for that fund, as long as the fund shares at least 35 basis points revenue share, and also meets our operational guidelines.

TECH DATA CORPORATION		FIDELITY MANAGEMENT TRUST COMPANY

By:		By:
	Date		FMTC Authorized Signatory Date

SCHEDULE “C” – Investment Options

In accordance with Section 5(b), the Named Fiduciary hereby directs the Trustee that Participants’ individual accounts may be invested in the following investment options:

•	Fidelity Money Market Trust: Retirement Money Market Portfolio

•	Fidelity Freedom Income Fund

•	Fidelity Freedom 2000 Fund

•	Fidelity Freedom 2010 Fund

•	Fidelity Freedom 2020 Fund

•	Fidelity Freedom 2030 Fund

•	Fidelity Freedom 2040 Fund

•	Fidelity Blue Chip Growth Fund

•	Fidelity Diversified International Fund

•	Fidelity Low-Priced Stock Fund

•	Fidelity Dividend Growth Fund

•	Fidelity Equity-Income Fund

•	Fidelity Spartan U.S. Equity Index Fund

•	Fidelity Spartan Investment Grade Bond Fund

•	Fidelity Government Securities Fund

•	Artisan Mid Cap Growth Fund – Investors Class

•	Lord Abbett Mid Cap Value Fund – Class A Shares

•	Managers Special Equity Fund

•	Dodge & Cox Balanced Fund

•	PIMCO High Yield Fund – Administrative Class Shares

•	Tech Data Stock Fund

•	BrokerageLink

The Named Fiduciary hereby directs that the investment option referred to in Section 5(c) and Section 5(e)(vi)(B)(5) shall be Fidelity Money Market Trust: Retirement Money Market Portfolio.

TECH DATA CORPORATION

By:
Date

SCHEDULE “D” – Authorized Signers (Administrator)

(Use separate Schedules “D-1,”“D-2,”etc. to have different “Administrators” with respect to different Plans within a Master Trust)

[Sponsor’s Letterhead]

[Date]

Elizabeth S. Lane

FESCo Business Compliance

Contracts Administration

82 Devonshire Street, MM3H

Boston, MA 02109

[Name of Plan]

*** NOTE: This schedule should contain names and signatures for ALL individuals who will be providing directions to Fidelity representatives in connection with the Plan.

Fidelity representatives will be unable to accept directions from any individual whose name does not appear on this schedule.***

Dear Ms. Lane:

This letter is sent to you in accordance with Section 8(b) of the Trust Agreement, dated as of [date], between [name of Plan Sponsor] and Fidelity Management Trust Company. [I or We] hereby designate [name of individual], [name of individual], and [name of individual], as the individuals who may provide directions on behalf of the Administrator upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

You may rely upon each designation and certification set forth in this letter until [I or we] deliver to you written notice of the termination of authority of a designated individual.

Very truly yours,

[SPONSOR]

By:

[signature of designated individual]

[name of designated individual]

[signature of designated individual]

[name of designated individual]

[signature of designated individual]

[name of designated individual]

SCHEDULE “E” – Authorized Signers (Named Fiduciary)

(Use separate Schedules “E-1,”“E-2,”etc. to have different “Named Fiduciaries” with respect to different Plans within a Master Trust)

[Sponsor’s Letterhead]

[Date]

Elizabeth S. Lane

FESCo Business Compliance

Contracts Administration

82 Devonshire Street, MM3H

Boston, MA 02109

[Name of Plan]

*** NOTE: This schedule should contain names and signatures for ALL individuals who will be providing directions to Fidelity representatives in connection with the Plan.

Fidelity representatives will be unable to accept directions from any individual whose name does not appear on this schedule.***

Dear Ms. Lane:

This letter is sent to you in accordance with Section 8(c) of the Trust Agreement, dated as of [date], between [name of Plan Sponsor] and Fidelity Management Trust Company. [I or We] hereby designate [name of individual], [name of individual], and [name of individual], as the individuals who may provide directions on behalf of the Named Fiduciary upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

You may rely upon each designation and certification set forth in this letter until [I or we] deliver to you written notice of the termination of authority of a designated individual.

Very truly yours,

[SPONSOR]

By

[signature of designated individual]

[name of designated individual]

[signature of designated individual]

[name of designated individual]

[signature of designated individual]

[name of designated individual]

SCHEDULE “F” – Statement of Qualified Status

[Law Firm Letterhead]

**Note: This Schedule is not necessary if the Plan’s IRS determination letter is not more than two (2) years old.

Elizabeth S. Lane

FESCo Business Compliance

Contracts Administration

82 Devonshire Street, MM3H

Boston, MA 02109

[Name of Plan]

Dear Ms. Lane:

In accordance with your request, this letter sets forth our opinion with respect to the qualified status under section 401(a) of the Internal Revenue Code of 1986 (including amendments made by the Employee Retirement Income Security Act of 1974) (the “Code”), of the [name of plan], as amended to the date of this letter (the “Plan”).

The material facts regarding the Plan as we understand them are as follows. The most recent favorable determination letter as to the Plan’s qualified status under section 401(a) of the Code was issued by the [location of Key District] District Director of the Internal Revenue Service and was dated [date] (copy enclosed). The version of the Plan submitted by [name of company] (the “Company”) for the District Director’s review in connection with this determination letter did not contain amendments made effective as of [date]. These amendments, among other matters, [brief description of amendments]. [Subsequent amendments were made on [date] to amend the provisions dealing with [brief description of amendments].]

The Company has informed us that it intends to submit the Plan to the [location of Key District] District Director of the Internal Revenue Service and to request from him a favorable determination letter as to the Plan’s qualified status under section 401(a) of the Code. The Company may have to make some modifications to the Plan at the request of the Internal Revenue Service in order to obtain this favorable determination letter, but we do not expect any of these modifications to be material. The Company has informed us that it will make these modifications.

Based on the foregoing statements of the Company and our review of the provisions of the Plan, it is our opinion that the Internal Revenue Service will issue a favorable determination letter as to the qualified status of the Plan, as modified at the request of the Internal Revenue Service, under section 401(a) of the Code, subject to the customary condition that continued qualification of the Plan, as modified, will depend on its effect in operation.

[Furthermore, in that the assets are in part invested in common stock issued by the Company or an affiliate, it is our opinion that the Plan is an “eligible individual account plan” (as defined under Section 407(d)(3) of ERISA) and that the shares of common stock of the Company held and to be purchased under the Plan are “qualifying employer securities” (as defined under Section 407(d)(5) of ERISA). Finally, it is our opinion that interests in the Plan are not required to be registered under the Securities Act of 1933, as amended, or, if such registration is required, that such interests are effectively registered under said Act.]

Sincerely,

[name of law firm]

By:	[signature]
[name of partner]

SCHEDULE “G” – Exchange Guidelines

The following exchange guidelines are currently employed by FIIOC.

Participants may initiate exchanges, via a Fidelity Participant service representative, from 8:30 a.m. (ET) to 8:00 p.m. in the Participant’s time zone in the continental United States on each Business Day.

Participants may initiate exchanges via VRS and the internet (NetBenefitsSM) virtually 24 hours a day.

FIIOC reserves the right to change these exchange guidelines at its discretion with reasonable notice to the Sponsor.

Note: The NYSE’s normal closing time is 4:00 p.m. (ET); in the event the NYSE closes before such time or alters its closing time, all references below to 4:00 p.m. (ET) shall mean the actual or altered closing time of the NYSE.

General Rule for Plan Investment Options

Exchanges Between Plan Investment Options

Except as otherwise described below, exchanges between Plan investment options are processed on a daily cycle, market conditions permitting. Participants may contact Fidelity on any day to initiate an exchange between the Plan’s investment options. If the request is confirmed before the close of the market (generally 4:00 p.m. (ET)), on a Business Day, it will receive that day’s trade date. Requests confirmed after the close of the market on a Business Day (or on any day other than a Business Day) will be processed on a next Business Day basis.

Exceptions or Other Restrictions

Sponsor Stock:

Provided that the Tech Data Stock Fund is open for purchases and sales of units, the following rules will govern exchanges:

•	Exchanges From Tech Data Stock Fund into Other Plan Investment Options

If Fidelity receives the request before the close of the market on any Business Day and Available Liquidity is sufficient to honor the trade after Specified Hierarchy rules are applied, it will receive that day’s trade date. Requests received by Fidelity after the close of the market on any Business Day (or on any day other than a Business Day) will be processed on a next Business Day basis, subject to Available Liquidity for such day after application of Specified Hierarchy rules. If Available Liquidity on any day is insufficient to honor the trade after application of Specified Hierarchy rules, it will be suspended until Available Liquidity is sufficient, after application of Specified Hierarchy rules, to honor such trade, and it will receive the trade date and Closing Price of the date on which it was processed.

BrokerageLink Option:

•	Exchanges from Investment Options (Standard Plan Option) into BrokerageLink Option

If a request to exchange into BrokerageLink is confirmed before the close of the market (generally 4:00 p.m. ET) on any Business Day, the SPO investment option redemption will receive that day’s trade date. The purchase into the BrokerageLink Core Account, Fidelity Cash Reserves, will receive the next Business Day’s trade date. Requests confirmed after the close of the market on a Business Day will be processed on a next Business Day basis.

Although there is a one day lag in the trade date of the purchase into the BrokerageLink Core Account, Participants can trade in their BrokerageLink account prior to the actual exchanged assets being credited to the BrokerageLink Core Account, if the Participant initiates the exchange via a Participant services representative. Participants who initiate an exchange will have 90% of the assets immediately available to trade through a brokerage representative. The next Business Day 100% of the exchanged amount will be available for trading through a brokerage representative, FAST or the world wide web (Fidelity.com).

•	Exchanges from BrokerageLink Option into Mutual Funds (Standard Plan Option)

Each Plan must designate a SPO Option as the default fund to which all exchanged assets from BrokerageLink to SPO are credited. Participants will have no choice as to where these assets are invested upon transfer from the FBSLLC system. If a Participant wants to reallocate to other investment options, he/she must call after they have been credited to Fidelity’s Participant Recordkeeping System (“FPRS”).

A Participant may call on any Business Day to transfer from their BrokerageLink account to their SPO default fund. Participants must speak to a brokerage representative to exchange from their BrokerageLink account into the SPO. The transfer will involve a redemption from the BrokerageLink Core Account (Fidelity Cash Reserves). If the request is confirmed before the close of market on a Business Day, the BrokerageLink Core Account redemption will receive that day’s trade date. The purchase into the SPO default fund will receive that day’s trade date. Requests confirmed after the close of the market on a Business Day (or on any day other than a Business Day) will be processed on a next Business Day basis.

Most trades within the BrokerageLink account require a three (3) Business Day settlement period. When placing the sell order in his/her BrokerageLink account, the Participant may not request that upon settlement of the sell, assets be transferred from BrokerageLink to the SPO default fund. The Participant must call back after each settlement to transfer funds from Fidelity Cash Reserves into the SPO default fund.

TECH DATA CORPORATION

By:

Name:

Title:

Date:

SCHEDULE “H” – Operational Guidelines for Non-Fidelity Mutual Funds

Pricing

By 7:00 p.m. Eastern Time (“ET”) each Business Day, the Non-Fidelity Mutual Fund Vendor (Fund Vendor) will transmit the following information (“Price Information”) to FIIOC: (1) the NAV for each Fund prior to the close of trading on the New York Stock Exchange (“Close of Trading”), (2) the change in each Fund’s NAV from the Close of Trading on the prior Business Day, (3) in the case of an income fund or funds, the daily accrual for interest rate factor (“mil rate”), and (4) on ex dividend date, if applicable, dividend and capital gain information. FIIOC must receive Price Information each Business Day. If on any Business Day the Fund Vendor does not provide such Price Information to FIIOC, FIIOC shall pend all associated transaction activity in the Plan until the relevant Price Information is made available by Fund Vendor.

Trade Activity and Wire Transfers

Each Business Day following Trade Date (“Trade Date plus One”), FIIOC or National Financial Services Corporation LLC (“NFS”), an affiliate of FIIOC, will provide, via facsimile, to the Fund Vendor a consolidated report of net purchase or net redemption activity that occurred in each of the Funds at the Close of Trading on the prior Business Day. The report will reflect the dollar amount of assets and shares to be invested or withdrawn for each Fund. FIIOC or NFS will transmit this report to the Fund Vendor each Business Day, regardless of processing activity. In the event that data contained in the facsimile transmission represents estimated trade activity, FIIOC or NFS shall provide a final facsimile to the Fund Vendor. Any resulting adjustments shall be processed by the Fund Vendor at the net asset value for the prior Business Day.

The Fund Vendor shall send via regular mail to FIIOC or NFS transaction confirms for all daily activity in each of the Funds. The Fund Vendor shall also send via regular mail to FIIOC or NFS, by no later than the fifth Business Day following calendar month close, a monthly statement for each Fund. FIIOC and NFS agree to notify the Fund Vendor of any balance discrepancies within twenty (20) Business Days of receipt of the monthly statement.

For purposes of wire transfers, FIIOC or NFS shall transmit a daily wire for aggregate purchase activity and the Fund Vendor shall transmit a daily wire for aggregate redemption activity, in each case including all activity across all Funds occurring on the same day.

Prospectus Delivery

FIIOC shall be responsible for the timely delivery of Fund prospectuses and periodic Fund reports (“Required Materials”) to Participants, and shall retain the services of a third-party vendor to handle such mailings. The Fund Vendor shall be responsible for all materials and production costs, and hereby agrees to provide the Required Materials to the third-party vendor selected by FIIOC. The Fund Vendor shall bear the costs of mailing annual Fund reports to Participants. FIIOC shall bear the costs of mailing prospectuses to Participants.

Proxies

The Fund Vendor shall be responsible for all costs associated with the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly to the Fund Vendor by the third-party vendor.

Participant Communications

The Fund Vendor shall provide internally-prepared fund descriptive information approved by the Funds’ legal counsel for use by FIIOC in its written Participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with Participants and in quarterly Participant statements. The Sponsor hereby consents to FIIOC’s use of such materials and acknowledges that FIIOC is not responsible for the accuracy of such third-party information. FIIOC shall seek the approval of the Fund Vendor prior to retaining any other third-party vendor to render such data or materials under this Agreement.

Compensation

FIIOC shall be entitled to fees as set forth in a separate agreement with the Fund Vendor.

SCHEDULE “I” – Securities That May Be Purchased Under the BrokerageLink Option

Mutual Funds only

SCHEDULE “J” – BrokerageLink Administrative Procedures

This Schedule spells out the actions that FIIOC or its successor will take to rectify various situations that might arise in BrokerageLink accounts as an option in the Plan(s). By signing this Schedule, the Plan agrees to the terms of this Schedule as standing instructions for FIIOC to take the appropriate action to comply with the Trust document and to facilitate customer service and operations processing.

General

As necessary, FIIOC will initiate a transaction in the Participant’s BrokerageLink Core Account to rectify a situation in the Participant’s SPO. FIIOC will initiate a sell trade in the Participant’s BrokerageLink security position, if the terms of the Trust agreement have been violated. In the case where FIIOC initiates a sell trade to collect account fees FIIOC will look to the BrokerageLink Core Account. In problem resolution situations that are not violations of the Trust agreement, then FIIOC will look to the Sponsor for direction with regard to the Participant’s BrokerageLink account. The Participant will be notified of these transactions by a confirmation.

All purchases or sales of individual securities must be made by FBSLLC.

Participants must complete and submit a BrokerageLink application prior to the transfer of any funds into BrokerageLink.

Unsecured debit or overdraft

If there is an unsecured debit or overdraft, then FIIOC will place a sell trade order(s) in the Participant’s BrokerageLink account to raise enough cash to cover the unsecured debit or overdraft. The securities that will be sold will be selected on a last in - first out basis. Only enough shares/par of the security(ies) will be sold to cover the unsecured debit or overdraft. Any trade related expenses (commissions, other fees) and realized gain or loss will be borne by the Participant. The Participant will be notified of these transactions by a confirmation.

Restricted sources

A Plan may restrict sources from being transferred to BrokerageLink. If FIIOC identifies any restricted source assets that have been transferred to BrokerageLink, then FIIOC will take action to return the original transferred amount related to the restricted source(s) to SPO.

If there are enough assets in the Participant’s BrokerageLink Core Account, then FIIOC will initiate a trade order to transfer the assets from the BrokerageLink Core Account to SPO. The assets will be credited to the SPO default fund. The Participant will be notified of these transactions by a confirmation.

If there are not enough assets, FIIOC will place a sell trade order(s) in the Participant’s BrokerageLink account to raise enough cash to cover the restricted source assets. The securities that will be sold will be selected on a last in - first out basis. Only enough shares/par of the security(ies) will be sold to cover the restricted source assets. Any trade related expenses (commissions, other fees) and realized gain or loss will be borne by the Participant. The assets will be returned to the SPO default fund. The Participant will be notified of these transactions by a confirmation.

Non-vested assets

A Plan may restrict non-vested assets from being transferred to BrokerageLink. If FIIOC identifies any non-vested assets that have been transferred to BrokerageLink, then FIIOC will take action to return the original transferred amount related to the non-vested assets to SPO.

If there are enough assets in the Participant’s BrokerageLink Core Account, then FIIOC will initiate a trade order to transfer the assets from the BrokerageLink Core Account to SPO. The assets will be credited to the SPO default fund. The Participant will be notified of these transactions by a confirmation.

If there are not enough assets, FIIOC will place a sell trade order in the Participant’s BrokerageLink account to raise enough liquid assets to cover the non-vested assets. The securities that will be sold will be selected on a last in - first out basis. Only enough shares/par of the security(ies) will be sold to cover the non-vested assets. Any trade related expenses (commissions, other fees) and realized gain or loss will be borne by the Participant. The assets will be returned to the SPO default fund. The Participant will be notified of these transactions by a confirmation.

Restricted or ineligible securities

The Plan has designated that certain securities or security types be restricted from being purchased by Participants. If FIIOC identifies a restricted security that has been purchased by a Participant, then FIIOC will place a sell trade order in the Participant’s BrokerageLink account to remove that security from the Plan. Any trade related expenses (commissions, other fees) and realized gain or loss will be borne by the Participant. The liquidated assets will be credited to the BrokerageLink Core Account. The Participant will be notified of these transactions by a confirmation.

Unauthorized channel deposits

Participants may deposit money into their BrokerageLink account only through the SPO recordkeeping system. A Participant may not deposit money to the BrokerageLink account by any other means than payroll deduction to the SPO. Money that is deposited to the BrokerageLink account in any other way is considered to be an unauthorized channel.

If money is deposited to a BrokerageLink account via an unauthorized channel, then FIIOC will initiate the removal of that money. If there are enough assets in the Participant’s BrokerageLink Core Account, then FIIOC will request that a check be cut in the amount of the original deposit. The check will be mailed to the Participant.

If there are not enough assets in the Participant’s BrokerageLink Core Account, then FIIOC will place a sell trade order(s) in the Participant’s BrokerageLink account to raise enough liquid assets to cover the unauthorized channel deposit. The securities that will be sold will be selected on a last in - first out basis. Only enough shares/par of the security(ies) will be sold to cover the unauthorized channel deposit. Any trade related expenses (commissions, other fees) and realized gain or loss will be borne by the Participant.

Once the sell transactions have settled, FIIOC will request that a check be cut for the original amount. The check will be mailed to the Participant.

Unauthorized channel withdrawals

Participants may withdraw money from their BrokerageLink account only through the SPO recordkeeping system (FPRS). A Participant may not withdraw money from the BrokerageLink account by any other means than by speaking to a Fidelity phone representative. Money that is withdrawn from the BrokerageLink account in any other way is considered to be an unauthorized channel.

If money is withdrawn through an unauthorized channel, FIIOC will contact the Participant and request that the withdrawn assets be returned to FIIOC. FIIOC will redeposit the assets in the Participant’s BrokerageLink account.

Non-discrimination testing

If a distribution of excess contribution (all are not excess contributions - this term is meant as catch-all) needs to be made from a Participant’s retirement savings account due to discrimination testing reasons, FIIOC will first look to SPO for available assets. If there are not enough assets in SPO, then FIIOC will look to the BrokerageLink account.

If there are ample assets in the Participant’s BrokerageLink Core Account, then FIIOC will initiate the transfer of the assets to the SPO default fund. The distribution of excess contributions will then be made from SPO according to the appropriate hierarchy.

Qualified Domestic Relation Orders (“QDRO’s”)

FIIOC will comply with the terms of the QDRO. If a BrokerageLink account is involved in a QDRO situation, then FIIOC will take direction from the Sponsor as to the actions to be taken with regards to potentially splitting the BrokerageLink account.

Deaths

FIIOC will comply with the terms of the applicable legal documents in the event of a Participant death. If a BrokerageLink account is involved in a death, then FIIOC will take direction from the Sponsor as to the action to be taken with regards to any potential activity in the BrokerageLink account.

Systematic Withdrawal Payments/Minimum Required Distributions

All withdrawals, systematic or otherwise, are debited from the Participant’s SPO. If a Participant wants their balances in BrokerageLink included in the withdrawal they must move all balances out of brokerage and into the SPO.

Fees

All Plan related fees that are paid by the Participant are debited from the Participant’s SPO. If there are not enough assets in SPO to pay fees of any nature, then FIIOC will look to the BrokerageLink account.

If there are ample assets in the Participant’s BrokerageLink Core Account, then FIIOC will initiate the transfer of the fee plus 10%, to cover market value fluctuations, to the SPO default fund to cover the current fees.

TECH DATA CORPORATION

By
Date

SCHEDULE “K” – Operating Procedures for Participant Loans for the Purchase of a Primary Residence

•	The Participant calls Fidelity to request a loan for the purchase of a primary residence.

•	The Participant Services Representative will determine, based on the current value of the Participant’s account on the date of the request and any additional guidelines provided by the Sponsor, the amount available for the loan.

•	The Participant shall direct Fidelity to the amount, subject to the Plan’s limitations, and term of the loan.

•	The Participant Services Representative will inform the Participant of the interest rate (which shall be supplied by the Sponsor) and the installment payment amounts for the requested loan.

•	Fidelity will forward the loan documentation to the Participant.

•	The Participant will adhere to the following procedures in order to execute the transaction:

–	Review the loan documentation and note the expiration date.

–	Complete the loan documentation.

–	Submit the loan documentation as well as a copy of their purchase and sales agreement, signed by both the buyer and seller, or construction contract (a.k.a. “Builders Contract for New Construction”) to Fidelity.

•	Fidelity will receive the Participant’s loan documentation and review it for Participant’s signature and required documentation.

–	If the documentation submitted by the Participant meets the Sponsor’s requirements, Fidelity will process the transaction and mail the check directly to the Participant’s home address.

–	If the documentation does not meet the Plan’s requirements, Trustee will send a letter to the Participant indicating that the loan cannot be processed and the reason for the rejection.

–	If it is unclear from the documentation whether the Participant is eligible for a loan from the Plan, Trustee will forward the loan request to the Sponsor for direction (written approval or rejection).

TECH DATA CORPORATION

By:

SCHEDULE “L” – Form 5500 Service

Effective for the Signature Ready Form 5500 Service (“Service”) and the Summary Annual Report (“SAR”) prepared for plan year ending December 31, 2003 and thereafter, Fidelity Management Trust Company (“Fidelity”) agrees to provide this Service, in accordance with the following:

The Sponsor hereby agrees to:

•	Submit the following required information (“Required Information”) annually:

-	Completed plan questionnaire (“Questionnaire”);

-	Draft or final copy of the audited financial statements; and

-	Copy of the prior year Form 5500 filed with the Department of Labor (DOL) (applicable only if Fidelity did not prepare the plan’s prior year Form 5500)

•	Provide Fidelity with the Required Information, in the format requested by Fidelity, as soon as possible after the plan’s year end – but in no event later than the last day of the 8th month following the plan’s year-end (assuming a filing extension has been requested);

•	Authorize Fidelity to prepare and execute IRS Form 5558 (Application for Extension) on behalf of the Plan Administrator and file Form 5558 with the IRS in order to obtain an extension of the filing deadline in the event that Fidelity has not received a completed plan Questionnaire within five and one-half (5 ½) months after the plan’s year end;

•	Review, sign and mail the Form 5500 prepared by Fidelity to the DOL in a timely manner;

•	Distribute the SAR to participants and beneficiaries in a timely manner; and

•	Respond to and provide any other information requested by Fidelity, including soliciting any information from the prior recordkeeper, related to the Form 5500.

Fidelity hereby agrees to:

•	Provide the Sponsor with the Questionnaire within one and one-half (1 ½ ) months after the Plan’s year-end;

•	File Form 5558 to request an extension of time to file Form 5500 if requested by the Plan Sponsor or if the completed Questionnaire is not received from the Sponsor within five and one half (5 ½ ) months after the Plan’s year end, as specified above;

•	Provide the Sponsor with the Form 5500 at least ten (10) days prior to the required filing date and SAR at least ten (10) days prior to the required mailing date, assuming the Plan Sponsor has submitted the Required Information and has met the filing deadlines as outlined in this agreement;

•	Respond to inquiries from the DOL or IRS received by the Sponsor, related to any Form 5500 prepared by Fidelity.

The Plan Sponsor understands that the Form 5500 will be prepared based upon the information provided in the Questionnaire and acknowledges that Fidelity shall have no responsibility for verifying the authenticity or accuracy of the data submitted by the Sponsor on the Questionnaire.

In the event that Fidelity does not receive all Required Information within 8 months after the plan’s year-end, Fidelity will not prepare the Form 5500 and the Sponsor shall be responsible for completing the Form 5500 for filing with the DOL. Fidelity will not be held responsible for any late fees or penalties for incomplete filings caused by it not receiving the Required Information within 8 months after the plan’s year-end.

Fees related to this Service are set out on Schedule “B” to the Agreement to which this schedule is attached. Further, Signature-Ready 5500 service will continue until the Plan Sponsor provides Fidelity with written direction to the contrary.

TECH DATA CORPORATION

By:
Date

SCHEDULE “M” – Available Liquidity Procedures for Unitized Stock Fund

The following procedures shall govern sales of the Sponsor Stock Fund requested for a day on which Available Liquidity is insufficient:

1.	Loans, withdrawals and distributions will be aggregated and placed first in the hierarchy. If Available Liquidity is sufficient for the aggregate of such transactions, all such loans, withdrawals and distributions will be honored. If Available Liquidity is not sufficient for the aggregate of such transactions, then such transactions will be suspended, and no transactions requiring the sale of Sponsor Stock Fund units shall be honored for that day.

2.	If Available Liquidity has not been exhausted by the aggregate of loans, withdrawals and distributions, then all remaining transactions involving a sale of units in the Sponsor Stock Fund (exchanges out) shall be grouped on the basis of when such requests were received, in accordance with standard procedures maintained by the Trustee for such grouping as they may be amended from time to time. To the extent of Available Liquidity, groups of exchanges out of the Sponsor Stock Fund shall be honored, by group, on a FIFO basis. If Available Liquidity is insufficient to honor all exchanges out within a group, then none of the exchanges out in such group shall be honored, and no exchanges out in a later group shall be honored.

3.	Transactions not honored on a particular day due to insufficient Available Liquidity shall be honored, using the hierarchy specified above, on the next Business Day on which there is Available Liquidity.